EXHIBIT 99.1

CONTACT:
Brian Shipman
Group Vice President, Investor Relations
+1 203 316 3659
brian.shipman@gartner.com

Gartner Reports Financial Results for First Quarter 2012

Contract Value Increased 13% YoY to $1,111 Million

Revenue Increased 12% YoY to $369.2 million

Diluted Earnings per Share Increased 24% YoY

STAMFORD, Conn., May 3, 2012 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for first quarter 2012 and reiterated its financial outlook for 2012 revenues, EPS, and cash flows.

For first quarter 2012, total revenue was $369.2 million, up 12% compared to first quarter 2011 and 13% excluding the impact of foreign exchange. First quarter 2012 net income was $34.2 million, an increase of 17%, and Normalized EBITDA was $71.2 million, an increase of 11% (see “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA). Diluted earnings per share was $0.36 in first quarter 2012 compared to $0.29 in first quarter 2011.

Gene Hall, Gartner’s chief executive officer, commented, “We continue to consistently deliver double-digit growth in revenue, contract value, Normalized EBITDA and EPS, which puts us in an excellent position to deliver on our full year growth targets.”

Business Segment Highlights

Research

Revenue for first quarter 2012 was $274.6 million, up 13% compared to first quarter 2011. The impact of foreign exchange on Research revenue was not significant. Gross contribution margin improved 1 percentage point, to 69%. Contract value was $1,111 million at March 31, 2012, up 14% compared to March 31, 2011 excluding the impact of foreign exchange. Client and wallet retention rates for first quarter 2012 were 82% and 99%, respectively, the same as first quarter 2011.

Consulting

Revenue for first quarter 2012 was $74.6 million, an increase of 6% compared to first quarter 2011. The impact of foreign exchange on revenue was not significant. Gross contribution margin for first quarter 2012 was 37%, an increase of 1 point over 2011. First quarter 2012 utilization was 70%, an increase of 3 points over first quarter 2011, and billable headcount was 476 as of March 31, 2012. Backlog was $95.5 million at March 31, 2012, an increase of 10% compared to March 31, 2011.

-more-

Events

Revenue for first quarter 2012 was $20.0 million, up 29% compared to first quarter 2011. Excluding the impact of foreign exchange, revenues increased 31%. Gross contribution margin was 39%, up 2 points compared to first quarter of 2011. During first quarter 2012, the Company held 13 events with 5,707 attendees, compared to 11 events and 4,337 attendees in first quarter 2011.

Cash Flow and Balance Sheet Highlights

Gartner generated positive operating cash flow of $18.7 million during first quarter 2012 compared to $(24.7) million of cash used in operating activities in the prior year quarter. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) totaled $7.1 million in first quarter 2012. The Company had $139.0 million of cash at March 31, 2012. During the first quarter of 2012 the Company deployed its free cash flow principally to repurchase 2.0 million of its common shares.

Financial Outlook for 2012

Gartner also reiterated its previously disclosed full year 2012 projections for revenues, EPS, and cash flow:

Projected Revenue

($ in millions)	2012 Projected	% Change

Research	$1,130 – 1,150	12%– 14%
Consulting	310 – 330	1% – 7%
Events	160 – 170	8% – 14%

Total Revenue	$1,600 – 1,650	9% – 12%

Projected Earnings and Cash Flow

($ in millions, except per share data)	2012 Projected	% Change

Diluted Earnings Per Share	$1.63 – $1.79	17% – 29%
Normalized EBITDA (1)	$315 – $335	13% – 20%

Operating Cash Flow (2)	$285 – 305	12% – 19%
Capital Expenditures (2)	(46) – (48)

Free Cash Flow (1)	$239 – 257	12% – 20%

(1)	See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Free Cash Flow.
(2)

Capital expenditures includes $16.0 million of estimated payments we will make for the renovation of our Stamford headquarters facility, which are contractually reimbursable from the landlord. The accounting impact of these renovation payments increases both cash flow from operations and capital expenditures (investing activities) by the same amount and as a result has no net impact on Free Cash Flow.

Conference Call Information

Gartner has scheduled a conference call at 8:30 a.m. eastern time on Thursday, May 3, 2012 to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-713-4218 and the international dial-in number is 617-213-4870 and the participant passcode is 43172288. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 90 days following the call.

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Annual Meeting of Stockholders

Gartner will hold its 2012 Annual Meeting of Stockholders at 10:00 a.m. eastern time on Thursday, June 7, 2012, at the Company’s offices in Stamford, Connecticut.

About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for its clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, Gartner is a valuable partner to clients in over 12,300 distinct organizations. Through the resources of Gartner Research, Gartner Consulting and Gartner Events, Gartner works with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 5,056 associates, including nearly 1,300 research analysts and consultants, and clients in 85 countries. For more information, visit www.gartner.com.

Non-GAAP Financial Measures

Normalized EBITDA: Represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock-based compensation expense, and acquisition-related charges. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. It should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Free Cash Flow: Represents cash provided by operating activities plus cash acquisition and integration payments less additions to property, equipment and leasehold improvements (“Capital Expenditures”). We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions.

Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2012 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new

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competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2011 which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011

Revenues:
Research	$274,620	$243,435	13%
Consulting	74,563	70,630	6%
Events	19,988	15,502	29%

Total revenues	369,171	329,567	12%
Costs and expenses:
Cost of services and product development	146,463	133,316	10%
Selling, general and administrative	162,518	141,672	15%
Depreciation	5,895	6,271	-6%
Amortization of intangibles	739	2,527	-71%

Total costs and expenses	315,615	283,786	11%

Operating income	53,556	45,781	17%
Interest expense, net	(2,195)	(2,784)	-21%
Other expense, net	(978)	(382)	>100%

Income before income taxes	50,383	42,615	18%
Provision for income taxes	16,162	13,424	20%

Net income	$34,221	$29,191	17%

Income per common share:
Basic	$0.37	$0.30	23%
Diluted	$0.36	$0.29	24%

Weighted average shares outstanding:
Basic	93,416	96,442	-3%
Diluted	96,199	99,451	-3%

BUSINESS SEGMENT DATA
(Dollars in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin

Three Months Ended 3/31/12
Research	$274,620	$86,018	$188,602	69%
Consulting	74,563	46,963	27,600	37%
Events	19,988	12,093	7,895	39%

TOTAL	$369,171	$145,074	$224,097	61%

Three Months Ended 3/31/11
Research	$243,435	$78,934	$164,501	68%
Consulting	70,630	45,141	25,489	36%
Events	15,502	9,837	5,665	37%

TOTAL	$329,567	$133,912	$195,655	59%

SELECTED STATISTICAL DATA

	March 31, 2012		March 31, 2011

Research contract value	$1,110,928	(a)	$983,450	(a)
Research client retention	82%		82%
Research wallet retention	99%		99%
Research client organizations	12,303		11,574
Consulting backlog	$95,533	(a)	$87,100	(a)
Consulting--quarterly utilization	70%		67%
Consulting billable headcount	476		482
Consulting--average annualized revenue per billable headcount	$437	(a)	$425	(a)
Events--number of events for the quarter	13		11
Events--attendees for the quarter	5,707		4,337

(a) Dollars in thousands.

SUPPLEMENTAL INFORMATION (in thousands, except per share amounts)

Reconciliation - Operating income to Normalized EBITDA (a):

	Three Months Ended March 31,

	2012	2011

Net income	$34,221	$29,191
Interest expense, net	2,195	2,784
Other expense, net	978	382
Tax provision	16,162	13,424

Operating income	$53,556	$45,781

Normalizing adjustments:
Stock-based compensation expense (b)	10,939	9,162
Depreciation, accretion, and amortization (c)	6,690	8,951

Normalized EBITDA	$71,185	$63,894

(a)	Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.

(b)	Consists of charges for stock-based compensation awards.

(c)	Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.